Exhibit 10.24

August 11, 2000

Peter Lamb, Ph.D.
11032 Paseo Castanada
La Mesa, California 91941

Dear Peter:

We are proud to invite you to join our team.

Our revised offer of employment is to join Exelixis, Inc. as a Senior Director, Structural Biology and Molecular Pharmacology reporting to Michael Morrissey, Vice President, New Lead Discovery. Other terms of employment include:

Compensation: You will receive seven thousand two hundred ninety one dollars and sixty-seven cents ($7,291.67) per pay period. There two pay periods per month. Additionally, you will receive a sign-on bonus of ten thousand dollars ($10,000) payable the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company. This re-payment of the sign-on bonus shall occur within thirty (30) days of termination.

Options for Equity: Subject to approval by the Board of Directors, you will receive a stock option for forty seven thousand two hundred fifty (47,250) shares of Exelixis stock pursuant to our standard Stock Plan. Options vest over 4 years, and are 25% vested on the first anniversary of employment and then continue to vest 1/48th of the total grant on the monthly anniversary date each month thereafter over the next 3 years. The Company issues new hire stock options twice a month on the 14th and last business day of the month with the grant price being determined by the closing Fair Market Value of Exelixis stock on either of these applicable dates.

Loan: We will make available a loan to assist you in relocation in the amount of one hundred thousand ($100,000) dollars. Subject to the paragraph below, the loan will have a term of four (4) years and is subject to one hundred percent (100%) forgiveness of principal upon your fourth employment anniversary date if you have been a full-time employee during the preceding forty eight (48) months. The loan will be evidenced by a promissory note and made available within five (5) business days of a contract or other evidence of an accepted offer for a home in the Bay Area. Forgiven principal amounts will be subject to annual withholding and reported on your Form W-2 upon completion of your fourth year of service with Exelixis, Inc.

The interest will accrue annually and is not considered forgivable with the rate being the lowest available for a loan of this term in effect as of the date of the loan under the rules and regulations of the U.S. Treasury. The accrued simple interest may be payable within thirty (30) days of each December 31st during the term of the loan. Alternatively, upon issuance of the loan you have the discretion to decide if you would instead prefer to defer payment of compounded accrued interest at the end of the four year term of the loan.

August 11, 2000
Peter Lamb, Ph.D.
Page Two

The loan will be made available to you within five (5) business days of your presentation of a signed contract for the purchase of a home in the Bay Area. Additionally, we will agree upon your written request to prepare the paperwork to have this loan secured by the new home you purchase in the Bay Area.

Outstanding principal and interest on the loan will be subject to full repayment prior to maturity on the earlier of: (a) your resignation of employment with Exelixis or (b) the first business day that the value of your vested stock options exceeds five hundred thousand ($500,000) dollars if you are eligible to exercise and sell your vested Exelixis options on that date.

Additionally, Exelixis, Inc. will provide you with a loan in the amount of twenty thousand dollars ($20,000) to cover the outstanding loan amount provided to you by your current employer Ligand Pharmaceuticals. The loan will be evidenced by a promissory note to be issued to you upon acceptance of this offer of employment and submission of a copy of the executed loan contract between you and Ligand. Except for applicable interest rate (which shall be the minimum permitted by law for a loan of the term in question), the loan will have the same repayment and due date terms as the remainder of the loan with Ligand.

Relocation: In order to accommodate a new hire's personal situation and individual preference as to how they would like to coordinate the activities associated with their move to the Bay Area, Exelixis provides employees the opportunity to elect at his/her discretion one of two relocation benefit packages available under the Company's Relocation Plan. Employees are eligible to receive the specific benefits offered under either Relocation Assistance Option A or B as outlined in the attached policy. Please contact Human Resources regarding any specific questions you may have pertaining to this program.

We will also reimburse you the cost of closing costs you may incur that are associated with the sale of your current home in San Diego including real estate commissions and brokerage fees. Payment will be issued upon submission of an itemized closing statement upon the disposition of your residence.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Your performance will be formally reviewed no less than annually. Additionally, if at some point in time in the future, the Company implements a company-wide performance management bonus system, you would be eligible to participate in this program.

Confidentiality: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidentiality Agreement.

Start Date: To be determined.

August 11, 2000
Peter Lamb, Ph.D.
Page Three

Other: This offer expires on August 16, 2000, unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

You may accept this offer of employment by signing both copies of this letter and returning to my attention at Exelixis, Inc one copy along with the completed employment documents that have been included in this offer packet.

Peter, we look forward to your coming on board!

Sincerely,

/s/ Lisa Benthein
Lisa Benthein
Director, Human Resources

ACCEPTED BY:

/s/ Peter Lamb                                    8/15/00
Peter Lamb                                Date

Enclosures:
Benefit Summary
Confidentiality Agreement
DE-4 (optional)
Direct Deposit Form (optional)
Employee Information Form
I-9 document verification list
Insider Trading Policy
W-4
Relocation Policy
Ex